SUPPLY AGREEMENT

with

FluoroMed, L.P.

This Agreement, effective as of the last signing date (the ***"Effective Date"***), is entered by and between Oxygen Biotherapeutics, Inc., having its principal place of business at ONE Copley Parkway, Suite 490, Morrisville, NC 27560 USA ***("OBI")*** and FluoroMed, L.L. C. with an address at 2350 Double Creek Dr, Round Rock, Texas 78664 ***("Company")***, (each individually referred to herein as a "Party" and collectively referred to as the "Parties"). WHEREAS, OBI is developing and owns rights to the therapeutic perfluorocarbon oxygen carrying compound, Oxycyte®, consisting of perfluoro(tert-butylcyclohexane);

WHEREAS, Company possesses the expertise to manufacture perfluoro(tert-butylcyclohexane) and has developed the processes necessary to manufacture perfluoro(tert-butylcyclohexane) in commercial quantities of cGMP quality (as that term is defined below) from chemical raw materials through a Development Agreement entered into between the parties, whose effective date was February 24, 2011; and

WHEREAS, OBI and Company desire to enter into this Agreement to provide for Company to manufacture and supply cGMP quality perfluoro(tert-butylcyclohexane) ("Product") exclusively to OBI for use as the primary component of Oxycyte® for research and commercial purposes.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OBI and Company, intending to be legally bound, hereby agree as follows:

1. Scope: Company agrees to provide and sell to OBI such quantities of Product as OBI may order in accordance herewith. Company shall furnish and be responsible and liable for all that is necessary or required to supply the Product, including without limitation all supervision, administration, coordination, labor and other services, machinery, equipment, materials, supplies and other goods, licenses, permits, approvals and documents, all in accordance with this Agreement and the applicable Purchase Order, the form of which is to be substantially similar to the sample provided for in **Exhibit H**, attached hereto and incorporated herein by reference.

2. Performance of Supply:

   a. Definitions: The defined terms used in this Agreement shall have the meanings set forth in **Exhibit A**, Definitions, attached hereto and incorporated herein by reference. Any terms defined elsewhere in this Agreement shall be given equal weight and importance as though set forth in the Definitions.

   b. Supply Terms & Conditions: Company shall supply the Products pursuant to the terms and conditions of this Agreement, including without limitation, the Supply Terms & Conditions, attached hereto as **Exhibit B**, and the Purchase Schedule, attached hereto as **Exhibit D**, each incorporated herein by reference. All Product required to meet cGMP-grade Product shall mean the product is manufactured under a c-GMP compliant quality system.

   c. Compliance: Company agrees that it shall perform all of its obligations hereunder in accordance with any timelines provided herein and supply the Products consistent with the Purchase Specifications, attached hereto as **Exhibit C**, and in accordance with Applicable Laws for the country of manufacture. Where Product is to be supplied to another country, OBI shall be responsible for providing Company, in writing, any revisions to the Specification needed to comply with the alternate country's regulations and Company shall use reasonable efforts to comply with such country's regulations. Upon receipt, Company shall provide OBI with written notice if unable to meet such specifications or, if additional costs will be incurred, the costs of which the Parties shall mutually agree upon prior to the commencement of the work. Company shall manufacture the Products at the manufacturing site identified in the Purchase

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Schedule and Company shall not change the manufacturing site, or the materials, process or plant used in the manufacture of the Products without first obtaining the written consent of OBI to such change.

d. Quantity and Orders:

i. Company shall supply Products to OBI in accordance with Purchase Orders that OBI may issue to Company from time to time. Purchase Orders shall specify the quantity of the Product(s) to be purchased by OBI, the place of delivery, the delivery date, and price. If there is any inconsistency between the provisions of this Agreement and any Purchase Order, the provisions of this Agreement shall control.

ii. Company shall notify the OBI Official Correspondent immediately of any anticipated lead times between placing a Purchase Order and delivery of the Products ordered therein, or of any occurrence that would inhibit Company's ability to supply the Product(s) to OBI on a timely basis.

iii. Any special terms or conditions shall be provided on an Appendix to the Purchase Order. Such Appendix shall require the signed consent of both Parties prior to the Purchase Order becoming effective.

3. Term: This Agreement shall commence as of the Effective Date and, unless earlier terminated as provided for in the Supply Terms & Conditions, shall expire upon the third (3rd) anniversary of the Effective Date unless extended by a written mutual agreement of the Parties.

4. Exclusivity and Product Pricing:

i. During the Term and any extensions thereafter, Company expressly agrees as follows:Company will manufacture Product exclusively for OBI;

ii. Company shall not enter into any agreements or assume any obligation to manufacture Product through or for any other company or entity for any reason. By way of clarification and not limitation, any trade secrets or other Confidential Information required to manufacture Product will not be provided to any company, including their employees, Directors, officers or agents for any purpose other than for the purpose of meeting the obligations for Product supply to OBI.

iii. OBI will purchase Product exclusively from Company. By way of clarification, OBI, or any of its affiliates will not use a third party to purchase Product on OBI's behalf from a source other than Company. For purposes of this section, "Purchase Product" shall mean the payment of currency or equity as consideration for the receipt of Product, but shall expressly exclude those transactions where the predominate purpose of the agreement is for the rendering of services rather than the provision of goods/Product, even though such agreements may result in OBI's receipt of Product.

iv. A breach of this Section 4 will be a material breach of the agreement and the damages for such are difficult to measure. Therefore, upon breach of this Section 4, in addition to any other remedies available under this Agreement, OBI and Company expressly agree and hereby consent to the following:

1. Breach by Company:

a. OBI may immediately terminate this Agreement; and

b. Company shall refund to OBI all monies received under this Agreement; and

c. Company shall ship to OBI, at Company's sole expense, all work in process and finished Product in its possession at the time of breach; and

d. Company shall be liable for all costs incurred by OBI to have Product manufactured by an alternate provider in the same quantities and quality as Company is obligated to provide hereunder, such costs to include any development work required by alternate provider to upgrade facilities in order to meet the production requirements for supplying Product and any increase in costs for providing the Product.

2. Breach by OBI:

a. Company may immediately terminate this Agreement; and

b. OBI shall pay to Company all amounts due at the time of breach.

c. OBI will not be relieved of its obligation to purchase the minimum amount of product as shown in **Exhibit** D for the Term of the Agreement.

d. OBI shall be liable for all costs incurred by Company for additional capacity needed to meet the Product needs of OBI including the costs associated with facility upgrades, development work required for scale-up and equipment costs.

v. During the Term, OBI shall pay Company for the Products provided in accordance with the pricing provisions contained in Purchase Schedule. Unless otherwise expressly provided in the Purchase Schedule, the prices set forth on the Purchase Schedule do not include shipping and delivery costs, taxes applicable to the sale of the Products (including, without limitation, all sales, transfer, excise, value-added or similar taxes) duties, customs, imposts and tariffs.

vi. In no event will OBI be responsible for charges arising out of or resulting from any (i) error, omission or mistake of Company or a supplier of Company, (ii) defective or non-conforming performance of Company's obligations under this Agreement, or (iii) failure of Company to meet conditions warranted under this Agreement.

5. Technology Escrow:

a. Within sixty days of execution of this Agreement, Company shall enter into a written agreement with ExFluor to secure a non-exclusive, worldwide licensing right to the technology owned by ExFluor for the manufacture of Product, such agreement to remain in effect for the duration of this Agreement and to include the right to maintain the technology in an Escrow account under terms and conditions provided herein.

b. Within thirty days Company will review and update as needed the documentation placed by ExFluor into an escrow account held by Iron Mountain for the manufacturing processes used to produce Product to confirm it contains sufficient detail to allow another party the capability of manufacturing Product with

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the information provided ("Manufacturing Technology"). Thereafter, Company shall maintain all Manufacturing Technology.

c. Any modifications to the manufacturing process, including, but not limited to changes to raw materials, sub-components, or configuration of the Product will require an update to the Manufacturing Technology documentation held in escrow such that at any given time the Manufacturing Technology is current as to the last shipment of Product.

d. The parties will take all steps necessary to transfer the Escrow Agreement with an effective date of May 13, 2010, attached hereto as Exhibit E, from ExFluor to Company, or should a transfer not be possible, enter into a separate Escrow Agreement between OBI and Company, the terms to provide for immediate release of the Manufacturing Technology to OBI, and provide to OBI a perpetual, non-exclusive, license to use the Manufacturing Technology to make or have made Product when one or more conditions in the subsections below occur (each a "triggering event"). The license is limited to use of the Manufacturing Technology solely for the purpose of manufacturing Product for OBI and does not include a right to sell or otherwise transfer the Manufacturing Technology to any third party, unless such party is a successor to OBI in the event of a merger or acquisition. Triggering Events:

   i. Company formally dissolves the business; or

   ii. Company files for bankruptcy protection where the assets are given to a Bankruptcy trustee; or

   iii. Creditors take action to secure rights against Manufacturing Technology to satisfy a financial obligation. For purposes of this Agreement, Company shall not offer exclusive rights to the Manufacturing Technology as security for any financial obligation and will notify OBI if they have done so prior to execution of this Agreement; or

   iv. Company enters into any merger or acquisition arrangement which does not specifically require the new business entity to become successor to the obligations of this agreement; or

   v. If Company notifies OBI that they are unable or unwilling to manufacture Product, with or without the use of subcontractors, for sixty (60) days or more.

e. If any of the above "triggering events" (i) through (iv) occur, a royalty fee consisting of three percent (3%) of the purchase price of Product, shall be paid annually and is due within sixty (60) days of the end of such calendar year. If "triggering event" (v) occurs, no royalty fee shall be due.

f. OBI shall bear the costs of setting up and maintaining the escrow account.

g. The Parties acknowledge that Company has a written agreement with FluoroSeal International LLC ("FluoroSeal") for a limited, non-exclusive, licensing right to the technology owned by FluoroSeal for the manufacture of the essential raw material Elemental Fluorine. The provisions in this section expressly exclude the transfer of any right to the technology for the manufacture of Elemental Fluorine to OBI, but shall require Company to maintain the licensing right to manufacture Elemental Fluorine during the Term of the Agreement.

6. <u>Available Inventory; Supply Capacity:</u>

   a. Company shall maintain a twelve (12) month an on-hand inventory of t-butyl benzene, or such other material as may be used in its stead, (based on the amount of Product ordered by OBI during the previous twelve (12) month period), which inventory shall be dedicated and solely allocated to the manufacture of

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the Product. Notwithstanding the foregoing, in no event shall such inventory on-hand be less than that required to manufacture six hundred (600) kilograms of Product.

b. Company represents and warrants that its existing facility has and will maintain the capacity to produce forty kilograms (40kg) of cGMP Product per month, and contingent upon receiving necessary permits, within one hundred eighty (180) days of a written request by OBI, said request based upon Company's estimated needs for additional manufacturing capacity, such capacity will be increased and maintained at up to eighty kilograms (80kg) GMP Product per month, at Company's sole expense.

7. Guaranty of Supply:

a. Company guarantees that it shall supply the quantity of Products requested by OBI during the Term of this Agreement. In the event Company is unable or unwilling to supply the quantity of Products requested by OBI, Company shall provide immediate written notice to OBI. In the event this Agreement terminates for any reason other than OBI's failure to pay undisputed amounts, OBI shall be entitled to receive a last time supply commitment from Company, to the extent Company remains capable of supplying Product, to deliver to OBI a quantity of Product up to the amount of Product realizable from the t-butyl benzene inventory on-hand as of the date of termination at the price provided in Section 4(b). Changes to license, permits or other regulatory requirements implemented after the Effective Date of this Agreement may hinder availability of Supply. Should such circumstances occur, Company shall notify OBI in a reasonable period of time and the parties shall mutually agree on a revised date for Product availability. If the parties are unable to reach a mutual agreement, then the event shall be deemed a Force Majeure and the provisions of Section 17 of **Exhibit B** shall prevail.

8. Allocation: If, due to a Force Majeure Event or if due to any other shortage not reasonably foreseeable, the quantity of one or more raw materials utilized to manufacture Products available at Company's (or Company's supplier's) facility ordinarily producing Products and deliverable for sale hereunder should be insufficient to fulfill Company's Product volume commitments, Company shall notify OBI as soon as possible, explaining the underlying reasons for such shortage, proposed remedial measures, and the date the shortage is expected to end. Company has the right and obligation to allocate its available supply of raw materials equitably among all term contract customers of Company during the period of such shortage. In order to achieve an equitable allocation result, Company shall consider its customers' supply alternatives, and if the allocation is expected to cause greater hardship to OBI due to its dependence on Company as a majority supplier (if true), then Company's allocation arrangements will reflect OBI' greater need for Company's Products. No consideration shall be given to Company's own requirements for such raw materials.

9. Assignment: This Agreement may not be assigned by either Party to any other Party without the prior written consent of the other Party hereto; provided, however, that OBI may assign its rights and obligations hereunder, by written notice to Company, to a successor or transferee (whether by merger, consolidation, purchase or otherwise) of either all, or substantially all, of the assets of OBI. Any purported assignment in violation of this provision shall be void from the beginning.

10. Severability: If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11. Entire Agreement: This Agreement, with all exhibits hereto (including without limitation, any Purchase Order) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties (whether written or oral) relating to the subject matter hereof; provided, however, in the event the Parties have entered or subsequently enter a separate confidentiality agreement related to the subject matter hereof, the provisions with respect to confidentiality obligations shall be cumulative. In the event of a conflict between the terms and conditions of this Agreement and any exhibit (including without limitation, any Purchase Order), the terms of this Agreement shall control.

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12. Amendments: No modification of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party.

13. Governing Law: This Agreement shall be governed by the laws of the State of North Carolina, without regard to conflicts of laws principles, and the Parties hereby submit to the exclusive jurisdiction of the North Carolina courts, both state and federal.

IN WITNESS WHEREOF, the Parties have executed this Agreement as set forth below.

OXYGEN BIOTHERAPEUTICS, INC.	FLUOROMED LP
By: Nancy J.M. Hecox	By: William S. Brown
Name: Nancy J.M. Hecox	Name: William S. Brown
Title: VP Legal Affairs, General Counsel	Title:

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EXHIBIT A

Definitions

a. "*Act*" means the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. § 210 *et seq.*, as amended.

b. "*Adverse Event*" means any adverse event associated with the use of the Product in a human, whether or not considered drug-related.

c. "*Affiliate*" means, with respect to a Party, any individual, corporation or other business entity which, either directly or indirectly, controls such Party, is controlled by such Party, or is under common control with such Party. As used herein, "control" means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

d. "*Agreement*" means this Supply Agreement, and all exhibits attached hereto including all accepted Purchase Orders that expressly reference this Supply Agreement.

e. "*Applicable Law*" means (i) any international, country, federal, state, provincial, commonwealth, municipal or local government law, statute, rule, requirement, code, regulation, permit, ordinance, authorization or similar such governmental requirement and interpretation and guidance documents of the same by a Governmental Authority as applicable to the manufacture or supply of Products hereunder; and (ii) any of OBI compliance, safety and security rules, programs and policies as applicable to Company or this Agreement which have been provided to Company and which Company has not objected to in writing prior to manufacturing or shipping Product Should Company provide notice of objection, the parties shall use reasonable efforts to resolve the issues. .This section is subject to the provisions of Sections 2(c) and 7(a) of the Supply Agreement.

f. "*Business Day*" means any day other than a day which is a Saturday, Sunday, or federal bank or federal government holiday in the United States

g. "*Certificate of Analysis*" means a certificate in form and substance satisfactory to OBI, which will be substantially similar to the sample provided in **Exhibit I** attached hereto, and which shall be signed by the Company Official Correspondent or designee, and authenticating the analysis of each batch of the Product delivered to OBI.

h. "*cGMP-grade Product*" means Product, manufactured, handled, stored, and delivered in accordance with Current Good Manufacturing Practices. Process validation is not required until OBI begins to use Product for Phase III clinical trials. Additional Product-specific cGMP requirements are provided in Exhibit G, attached hereto and incorporated herein by reference.

i. "*Company Official Correspondent*" means Dr. Timothy J. Juhlke, Vice President.

j. "*Current Good Manufacturing Practices*" or "*cGMPs*" means (i) the applicable regulatory requirements, as amended from time to time, for current good manufacturing practices, including without limitation those promulgated by the Food and Drug Administration under the Act or under the Public Health Service Act, Biological Products, 21 C.F.R. §§ 600-610, and its associated regulations; (ii) any applicable guidance documents published by a Governmental Authority; and (iii) current industry practice consistent and in accordance therewith.

k. "**Facility**" shall mean Fluoromed's manufacturing facility located at 2350 Double Creek Dr., Round Rock, Texas 78664

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l. *"Governmental Authority"* means any nation or government, any state, province, or other political subdivision thereof or any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions or pertaining to government in any of the relevant markets.

m. *Manufacturing Technology* means all intellectual property, including know how, used to manufacture Product.

n. *"Product"* means those materials to be supplied by Company to OBI as described in the Purchase Schedule, manufactured in accordance with the Purchase Specifications.

o. *"Purchase Order"* means any purchase order issued by OBI in accordance with the terms and conditions of this Agreement, which is substantially similar to the sample provided as **Exhibit H**.

p. *"Purchase Schedule"* means the purchase schedule containing the Products, applicable prices, and manufacturing site, attached hereto as **Exhibit D** and incorporated herein by reference.

q. *"Purchase Specifications"* means the specifications set forth in **Exhibit C**.

r. *"Supply Terms & Conditions"* means the terms and conditions governing the supply of Products, attached hereto as **Exhibit B**, and incorporated herein by reference

s. *"OBI Official Correspondent"* means Nancy J. M. Hecox, Sr.Vice President Legal Affairs, General Counsel.

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EXHIBIT B

SUPPLY TERMS & CONDITIONS

1. Shipping:

   a. Company shall ship the Product purchased by OBI to that location set forth in the applicable Purchase Order (the ***"Destination Point"***).

   b. Company shall furnish Product within the time established in the applicable Purchase Order. Time is of the essence in relation to the performance of any and all of Company's obligations pursuant to this Agreement and to each Purchase Order. Product shall be deemed delivered on time if delivered in accordance with Purchase Order terms (including location, specifications, requirements and date). A delivery of Product that does not meet the specifications of **Exhibit C** or a delivery to an improper location, shall be deemed a late delivery ***("Late Delivery")***. Company agrees to use its best efforts to meet any request by OBI for delivery of Product prior to a delivery date stated in the applicable Purchase Order. Company shall notify OBI of any Late Delivery and specify the estimated delivery date and the circumstances causing the delay, keeping OBI informed about the status of the Late Delivery. For purposes of this section, the parties agree that Exhibit C may be modified from time to time and such modifications shall be binding and shall become incorporated herein once they have been approved in writing by both parties. No amendment to this Agreement is required for such modifications.

   c. Unless the Parties otherwise agree in writing, Product delivered to OBI under this Agreement shall be shipped from the manufacturing facility identified in the Purchase Schedule. A carrier approved by OBI in writing shall deliver the Product via the mode of transportation indicated by OBI on the applicable Purchase Order.

   d. All Products shipped by Company shall be shipped FOB/FCA Shipping Point stated in the applicable Purchase Order (as defined in INCOTERMS, 2000). OBI shall be solely responsible for all transportation expenses and risk of loss or damage to Product. Company shall ship Product in compliance with OBI's shipping instructions. Company shall pay for transportation costs when Product is returned to Company by OBI due to failure to meet Purchase Specifications.

   e. Company shall pack and ship all Product in accordance with the Specifications to ensure that no damage shall result in shipping.

   f. All chemicals delivered by Company shall bear a label stating the identity of the chemical and standard hazard symbols customarily required for the transport of chemical products. Such chemicals shall be accompanied by the Material Safety Data Sheet ***("MSDS")*** provided by the manufacturer of the chemical.

2. Invoice Payment:

   a. Company shall prepare and deliver to OBI an invoice for each shipment of Product purchased hereunder. All invoices shall be submitted in writing to:

      Oxygen Biotherapeutics, Inc.
      Attention: Accounts Payable
      ONE Copley Parkway, Suite 490
      Morrisville, NC 27560

      Or via email to AP@oxybiomed.com, with cc to n.hecox@oxbiomed.com

      or if different, in accordance with OBI's written instructions.

   b. All invoices shall be submitted contemporaneously with or subsequent to the shipment of the Products. The invoices shall specify the price in respect of the Product delivered, the Purchase Order number, the quantity of Product delivered, and the invoice amounts shall be stated and paid for in the currency of the United States. In no event shall any invoice be dated prior to the date of shipment of the related Product.

   c. Payment terms for each undisputed shipment of Product shall be net thirty (30) days from the date of invoice, provided that no invoice shall be dated prior to the delivery of and acceptance corresponding Products. Payment due shall be net of any and all credits due to OBI, including without limitation, credit for returns, recalls, and/or warranty replacements.

3. Notice of Claim or Rejection:

   a. In the event that OBI learns, or should reasonably learn of any claim with respect to Product, OBI will inform Company in writing of the claim. In the event that a shipment of Product fails to conform to Purchase Specifications or to meet any warranty hereunder, OBI, at its option and at the expense and risk of Company, shall notify Company and return such Product to Company or store them pending instructions from Company as to their disposal. The payment obligation in relation to any such delivery may be suspended forthwith pending resolution of any dispute with respect to defective Products. Neither payment nor passage of title or risk of loss to the Product(s) to OBI shall be deemed to constitute acceptance of the Product). Failure to make such notification shall not be deemed to constitute acceptance

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of the delivered lot of Products. Acceptance of any lot of Product shall not relieve Company of its warranty obligations under this Agreement.

b. Company agrees (at OBI's option) to refund the purchase price thereof or replace any shipment rejected pursuant hereto with new Product within ten (10) business days for US shipments and thirty (30) days for international shipments, after receipt of notice of rejection and supporting data thereof free of charge. Company shall be responsible for shipping within such time period any replacement Product and delivery of same to the rejecting Destination Point. If the Out-of-Specification Product is not replaced within such ten (10) or thirty (30) business days (as applicable) or within the timeframe agreed upon by the Parties, OBI shall have the right to terminate this Agreement, effective immediately upon notice to Company.

4. Specifications; Quality:

a. Company shall label and package Product in accordance with the provisions of all US Laws, and Purchase Specifications, as applicable.

b. Product delivered pursuant to this Agreement shall comply with the Purchase Specifications. A Certificate of Analysis showing the OBI Purchase Order number, size and description, lot or batch number, and the specifics of the analysis shown in Exhibit C, will be provided by Company with each lot of Product. Company shall also provide applicable documentation to show that cGMP Product meets all required regulations governing such designation.

c. Subject to Applicable Laws, neither the Purchase Specifications, nor any change in any Product that may alter its properties, impurities, or any other characteristic of the Products, may be changed without OBI' prior written consent. Company shall consider all requests made by OBI to change the Purchase Specification. Company shall not make any substitutions for Product ordered without the prior written approval of OBI.

d. Company shall ensure that quality assurance tests and documentation agreed by the Parties from time to time are adopted.

e. Company shall retain samples of each batch of the Product for a period not less than five (5) years.

5. Recalls:

a. Company shall investigate all reports of nonconformity and Product complaints relating to materials in order to assure the conformity of Products to Purchase Specifications.

b. In the event Company believes that a recall, product withdrawal or field correction by OBI may be necessary or appropriate, Company shall promptly notify OBI and the Parties shall cooperate in determining the necessity and nature of such action.

c. With respect to any recall, product withdrawal or field correction OBI shall make all statements to the media and the public, including but not limited to press releases and interviews. Company will not issue any press release or otherwise make any public statement, advertisement or disclosure with respect to this Agreement, any of the Products, or any recall, product withdrawal or field correction relating to any product manufactured by OBI containing Products without the prior written consent of OBI such consent not to be unreasonably withheld; provided, however, that either Party shall be entitled to make a public announcement relating to such events if, in the opinion of the announcing Party's legal counsel, such announcement is required to comply with Applicable Laws and provided to the extent practicable that the other Party has received not less than two (2) business days notice.

d. If any recall, product withdrawal, or field correction is initiated because the Product failed to meet the Purchase Specification, Company shall replace such effected Product at Company's sole expense, including all shipping and related costs.

e. OBI shall have the right to audit and inspect all inventory and related documentation of the Product contained at Facility. Such audits or inspections shall occur not more than once per year (unless for cause), shall occur during business hours and shall be scheduled by OBI at least ten (10) days in advance. Purposes for such inspections may include compliance with Purchase Specifications, and/or investigations of complaints and/or compliance with any Laws or the terms of this Agreement. OBI's audit and inspection rights hereunder shall not extend to any portions of such facility, documents, records or other information: (i) which do not relate to the Product, or (ii) to the extent they relate or pertain to third parties or their products or materials.

6. Regulatory and Environmental Compliance:

a. To the extent an Adverse Event of which a Party becomes aware implicates manufacturing of the Product, such Party shall promptly inform the other Party of such Adverse Event and shall disclose to the other Party any information it has regarding that Adverse Event.

b. If any Governmental Authority shall take any action which shall require a response or action by Company with respect to Product, Purchase Specifications, or the manufacturing facility at which Product is manufactured, or any operating procedure affecting the Product, Company shall immediately notify OBI of the required response or action.

c. In carrying out its obligations under this Agreement, Company shall comply in all respects with Applicable Laws in effect from time to time.

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d. Company is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Applicable Laws related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all appropriate information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Product and/or materials and taking any precautionary measures to protect its employees from any such hazards

7. Confidential Matters:

a. During the course of the performance of this Agreement, either Party (as ***"Discloser"***) may disclose certain information relating to this Agreement to the other Party (as ***"Receiver"***). Receiver shall keep in strictest confidence all information relating to this Agreement which may be acquired in connection with or as a result of this Agreement which has been designated as proprietary to Discloser or which from the surrounding circumstances in good conscience ought to be treated as proprietary to Discloser (***"Confidential Information"***). During the Term of this Agreement and for five (5) years thereafter, without the prior written consent of Discloser, Receiver shall not publish, communicate, divulge, disclose, or use any Confidential Information, except as otherwise provided herein. Upon termination or expiration of this Agreement, Receiver shall deliver all records, data, information, and other documents and all copies thereof of Discloser, to Discloser, and such shall remain the property of Discloser. Purchase Specifications and changes to the Purchase Specifications shall be treated as Confidential Information by both Parties.

b Nothing herein shall be construed to impose an obligation of confidentiality on Receiver in connection with any information to the extent such information:

i is at the time of disclosure already known to Receiver, as clearly established by competent proof;

ii is at the time of disclosure or subsequently becomes part of the public domain through no fault, act or omission by Receiver, or

iii is subsequently disclosed to Receiver by a third party whose receipt and disclosure of such information does not constitute a violation of any confidentiality obligation

c. The obligations of confidentiality imposed on Receiver herein shall survive any termination or expiration of this Agreement

d. In the event Receiver is asked or subpoenaed by a Governmental Authority to provide Confidential Information received hereunder, Receiver shall promptly inform Discloser and shall cooperate with Discloser to obtain any and all protection that may be afforded such Confidential Information, prior to disclosing it, if such disclosure is ultimately required

e. Receiver shall, upon request by Discloser, return all Confidential Information received hereunder, except, and only upon written request by Receiver, for one (1) photocopy that may be kept in its legal archives solely for the purpose of monitoring Receiver's obligations hereunder, provided such photocopy is reasonably secured to maintain the confidentiality thereof.

f Each Party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other Party, no Party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any third party (a) other than to its directors, officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties reasonably require to maintain the confidentiality of this Agreement and (b) except for such disclosures as may be required by applicable law or by regulation, in which case the disclosing Party shall provide the other Party with prompt advance notice of such disclosure so that the other Party has the opportunity if it so desires to seek a protective order or other appropriate remedy

8. Termination:

a. Either Party shall have the right to terminate this Agreement immediately upon notice in the event the other Party ceases to conduct its operations in the normal course of business, including inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against the other Party, or a receiver is appointed for the other Party.

b. Either Party may terminate this Agreement in the event of breach of a material obligation of the other Party if such breach remains uncured thirty (30) days after written notice of such breach is delivered to such breaching Party.

c Upon termination of this Agreement, Company shall promptly pay to OBI any credits due to OBI and OBI shall promptly pay to Company all undisputed amounts then due and payable

d. Except as otherwise provided for, neither Party shall make a claim against, nor be liable to, the other Party for any indirect, special, incidental, consequential or punitive damages, in connection with or arising out of this Agreement or the termination of this Agreement, under contract, tort or any other theory of law, including without limitation, damages for lost profits business opportunity or other losses, or injury to reputation, resulting from a Party's action or inaction taken in anticipation of the execution of this Agreement and of the undertaking of such Party's obligations hereof, regardless of the cause of action under which such damages may be sought

e. The respective rights and obligations of the Parties hereunder shall survive the termination or expiration of this Agreement to the extent necessary for the intended preservation of such rights and obligations including, but not limited to, insurance, indemnification, confidentiality,

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regulatory compliance, records retention, audit rights, and recall responsibilities.

9. Representations and Warranties:

   a. Company represents and warrants that the execution and delivery of this Agreement and the performance of its obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations, and (ii) do not conflict with, or constitute a default under, any contractual obligation of Company.

   b. Company warrants title to Products sold hereunder to be free and clear of all liens, encumbrances and/or colorable claims at the time of delivery. Company further warrants that all Product shall conform to applicable Purchase Specifications. Company further warrants that in the performance of this Agreement, Company has complied or will comply with all Applicable Laws.

   c. Company represents and warrants that neither the design, the manufacture, nor the function of the Products nor the provision, use, or sale thereof shall in anyway infringe upon or violate any intellectual property rights or other rights of any third party under United States patent laws.

10. Indemnity: Each Party shall indemnify and hold harmless the other Party, its successors, Affiliates, shareholders, officers, directors, employees, agents, representatives and assigns, from and against any and all claims, liability, suits, damages, loss, costs, fines, penalties and expenses, including but not limited to attorney's fees and litigation costs (*"Claims"*), to the extent such Claims are caused by or alleged to have been caused by (i) the acts or omissions of the indemnifying Party or any of its agents, employees, representatives, subcontractors or invitees; (ii) the indemnifying Party's negligence or misconduct in the performance of this Agreement; (iii) any breach of this Agreement by the indemnifying Party or any of its agents, employees, representatives, subcontractors or invitees; or (iv) third party claims of patent infringement by the indemnifying Party with respect to the Product. Such acts and omissions may include, but are not limited to, strict liability, breach of contract or warranty, or statutory violation. The indemnifying Party shall endeavor to amicably settle all Claims asserted by any other person or entity arising from such acts or omissions; provided, however, that the indemnified Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of any claim

14. Insurance: During the Term of this Agreement and for two (2) years after its expiration or termination for any reason, both Parties, at its own expense, shall maintain in full force and effect, general liability and such other insurance sufficient, to address liabilities arising from performance under this Agreement. Either Party shall have the right to review the other Party's insurance certificates therefore.

15. LIMITATION OF LIABILITY: EXCEPT AS PROVIDED FOR IN SECTION 4 ABOVE, NEITHER PARTY OR AFFILIATE COMPANIES SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT OR IN TORT FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RESULTING FROM PERFORMANCE HEREUNDER, EXCEPT TO THE EXTENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH PARTY, ITS EMPLOYEES, AGENTS, REPRESENTATIVES, OR SUBCONTRACTORS

16. Subcontracting: Company shall not enter into a subcontract with respect to the subject matter of this Agreement, without the prior written consent of OBI. No such written consent shall relieve Company from any of its obligations or liabilities hereunder. Nothing herein shall constitute any contractual relationship between OBI and any subcontractor of Company or any obligation on the part of OBI to pay, or be responsible for the payment of, any sums to any such subcontractors. Company shall be responsible for all work performed by, and for acts, omissions, or negligence of its subcontractors and for compliance of its subcontractors with the requirements of this Agreement, and all Laws to the same extent that Company would be responsible if Company were doing such work directly.

17. Force Majeure: Subject to the provisions of this Section 17, if supervening events, including, but not limited to, acts of God, acts of the public enemy, terrorist acts, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of natural resources or of energy, or other similar causes that are unforeseeable, beyond the reasonable control of, and without the fault or negligence of the Party so affected (each, a "Force Majeure Event"), occur that render performance by such Party under this Agreement impossible, then such party is excused from whatever performance is rendered impossible by the Force Majeure Event ("Suspension of Performance"); provided that: (i) such Party informs the other Party within ten (10) business days of such Force Majeure Event; (ii) such Party promptly informs the other party of the length of the expected delay; (iii) such Party takes all reasonable actions to avoid or overcome such Force Majeure Event, to mitigate damages hereunder, and to mitigate the length of any such Suspension of Performance; and (iv) such Party, to the extent it is able, continues to perform its obligations under this Agreement, unless otherwise directed by the other Party. A Party's performance of covenants (i) and (ii) herein are conditions precedent to its Suspension of Performance and covenants (iii) and (iv) herein are conditions precedent to its continued Suspension of Performance. Force Majeure Event does not include inability to perform due to the volume of business at Company, economic hardship, changes in market conditions, or insufficiency of funds. If the Suspension of Performance continues, or is expected to continue, for more than sixty (60) days, then the other party is entitled to terminate this Agreement upon giving notice thereof to the party which is excused by the Suspension of Performance. Unavailability of materials, equipment or transportation that is caused by a Force Majeure Event are included in these provisions unless they are caused by insufficiency of Comnpany funds or inability to negotiate pricing terms .

18. Notice: Any notice required or permitted under this Agreement shall be given to the receiving Party in writing (i) by (A) delivery in hand, facsimile transmission (receipt verified), or by postage prepaid, United States first class

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mail with proof of mailing, and (B) registered or certified mail, return receipt requested, or (ii) by recognized national overnight courier service to each respective Party's Official Correspondent with a copy to :

OBI:

ONE Copley Parkway
Suite 490
Morrisville, North Carolina 27569
Attn: VP Legal Affairs

Company:

2350 Double Creek Dr.
Round Rock, TX 78664
Attn: Timothy Juhlke

In addition, in the event that correspondence with other personnel of OBI becomes necessary, copies of such correspondence shall be sent to the Official Correspondent so that the Official Correspondent may keep a complete file.

19. Independent Contractor: In all matters relating to this Agreement, the Parties shall be acting as independent contractors. Neither Party shall have any authority to and shall not assume or create any obligation, express or implied, on behalf of the other Party and shall have no authority to and shall not represent itself as an agent, employee, or in any other capacity of such other Party.

20. Use of Trade Name and Trademarks: Each Party recognizes that the name of the other Party represents a valuable asset of such other Party and that substantial recognition and goodwill are associated with such trade name and such Party's various trademarks. Each Party hereby agrees it shall not use the name, insignia, symbol, logo or other identifying information of the other Party hereto orally, writing or in electronic format in any advertising, press release, promotional materials or otherwise without the prior written consent of such other Party, except as required by Law. Nothing in this Agreement constitutes a license entitling a Party to use the other Party's name, logos or trademarks.

21. No Third Party Beneficiaries: No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a party hereto.

22. Waiver: Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach. All waivers by either Party must be contained in a writing signed by the Party to be charged, by an executive officer of or other duly authorized person.

23. Remedies: Unless otherwise set forth herein, the rights and remedies set forth in this Agreement are cumulative with and not exclusive of any other remedy. The exercise by either Party of any right or remedy conferred by this Agreement does not preclude the exercise of any other rights or remedies that may now or subsequently exist in law or in equity or by statute or otherwise.

24. Injunctive Relief: The Parties recognize and agree that remedies at law for breach by the other Party of its obligations hereunder with respect to confidentiality, indemnification, and use of trade names and trademarks may be inadequate and each Party shall, in addition to any other rights which it may have, be entitled to injunctive relief.

25. Headings and Plural Terms: The headings and subheadings contained herein are inserted for convenience of reference only and shall in no way be construed to be interpretations of text. Terms defined in the singular have the same meaning in the plural and vice versa, as applicable.

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EXHIBIT C

PURCHASE SPECIFICATIONS

FluoroMed, LP

2350 Double Creek Drive
Round Rock, Texas 78664

SPECIFICATION

Subject to modification as provided for in Exhibit B, Section 1(b)

Product Name:	Perfluoro(t-butylcyclohexane), high purity
Part Number:	APF-150M
Chemical Formula:	$C_{10}F_{20}$
Appearance:	Clear colorless liquid, no visible particles
Identity:	Conforms to Reference Standard
Perfluoro(t-butylcyclohexane) Content:	$\geq$ 96.0 Area %
Related Compounds Content:	Identity and Specification of each Related Compound to be determined prior to first cGMP batch
Residual Conjugated Olefin:	$\leq$ 1 PPM
Residual Free Fluoride:	$\leq$ 1 PPM
Residual Organic Hydrogen:	$\leq$ 10 PPM

Specifications must be evaluated using analytical methods that are (1) validated specifically for the Product per ICH Q2; (2) performed in a cGMP-compliant manner; and (3) performed at a cGMP-compliant facility.

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Shipping Container Specification: See **Exhibit I** for drawing of specific approved container.

Primary Mfr. & Vendor: Alloy Products, 1045 Perkins Ave, PO Box 529, Waukesha WI 53187
Manufacturer's ID: Five Gallon Pressure Vessel, Drawing No.: C526-0402-00, (9" ID and 2" Round Opening), or equivalent, with a capacity for Product fill of 30kg.
Approved Vendor: Alloy Products
Swagelok Parts: Qty. 2 each: SS-4-P, pipe plug (NPT); SS-400-1-4, male connector (NPT); and SS-400-P, where the SS in the part no. indicates 316 stainless steel

Any additional packaging requirements may incur additional charges, such charges to be deemed a pass-through expense.

The parties acknowledge OBI currently has two containers on site. Any additional containers will be charged at the rate of $2.30/per container/per day, to be invoiced quarterly with reference to container serial number to be included on each invoice. Upon termination of the agreement, any containers not returned shall be charged to OBI at Company's replacement cost plus twenty percent (20%).

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EXHIBIT D

PURCHASE SCHEDULE

Pricing Formula

a) Price = $1,800/kg with a guarantee to purchase a minimum of 60 kg in the first calendar year and 120 kg in calendar years 2 and 3. If additional capacity is required subject to the provisions of Section 6, OBI agrees to purchase a minimum of one-half of the total capacity requested over the following twelve-month period, and in each subsequent twelve-month period, once the capacity is in place. Invoices not paid within terms are subject to a 1% monthly finance charge.

b) Once OBI has purchased 250kg in the preceding twelve- month period, OBI shall have the option to irrevocably modify the pricing schedule as follows: Price = $1,200/kg plus quarterly fees of $35,000, the first quarterly payment due upon notification to Company of OBI's decision to use this alternate pricing method. Subsequent quarterly payments will be due every three months after receipt of said notification.

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EXHIBIT E

Escrow Agreement

To be supplied per Paragraph 5(a) of the Supply Agreement. WSB

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EXHIBIT G

cGMP Requirements

The Parties acknowledge and agree that the following requirements are applicable to the Product being manufactured and are therefore necessary in order for the Product to be deemed cGMP compliant. The following list is not intended to be exhaustive and does not incorporate all of the requirements for cGMP compliance.

1. Procedures shall be in place to ensure that equipment and instruments are calibrated, clean and suitable for their intended use.
    a. The Installation, Operation, and Performance Qualification protocol for the Intermediate ("I") material, Chemical-grade ("C") material, and Medical-grade ("M", or "Product" as applicable) material (jointly, the "Product Family") will be written and executed, based on the design and operating criteria of the Product manufacturing process.
    b. Written procedures will be established and validated for cleaning of equipment utilized in the manufacture or testing of Product Family batches. Cleaning procedures will contain sufficient details to enable operators to clean each type of equipment in a reproducible and effective manner.
    c. All instruments used in either in-process or release testing of Product Family batches will be calibrated and maintained on a regular basis.
2. Facility utilities (e.g. steam, gases, compressed air, and heating, ventilation and air conditioning) shall be qualified and appropriately monitored.
    a. Written procedures will be established specifying acceptable performance ranges and action to be taken when limits are exceeded.
    b. Drawings for these utility systems will be made available to OBI.
3. Critical Quality Attributes and Critical Process Parameters will be defined for the Product Family prior to initiating manufacturing of respective batches to be considered GMP-compliant, and Critical Process Parameter ranges will be specified to ensure reproducible process results and consistent product quality.
    a. Sampling of Process sub-lots, Product Family, and Recovered Solvents will be performed, documented, and trended.
    b. All product specifications for a Product Family product must be defined prior to initiation of GMP-compliant manufacturing of that product.
    c. Analytical methodologies used to confirm in-process specification results, or to confirm batch acceptance results (Critical Quality Attributes, as defined by product specifications for each product in the Product Family), must be validated for the intended purpose and with a representative material.
    d. For each batch of intermediate and API, appropriate laboratory tests will be conducted to determine conformance to in-process and batch acceptance specifications.
4. Manufacturing production processes for the Product shall be performed in areas segregated from the general production area of the Facility in a manner suitable to minimize the risk of contamination, process interference, or other quality related issues.
5. Company will maintain retain samples on all Product Family batches up to and including Process Validation batches, as well as all final API batches.
6. Company will perform cGMP-compliant stability studies on APF-150M batches starting with at least three Process Validation batches. Company will perform GMP-compliant stability studies on commercial batches as required. For all I and C materials, Company will complete process validation and stability studies to generate stability data supporting a one year stability for I and C batches. Thereafter, once I and C batches are made, tested and released, repeat testing will only be performed prior to manufacturing if more than one year has elapsed between testing and manufacturing.
7. Company must, either directly or through a partner, maintain the Drug Master File (DMF) for the Product. This will require
    a. Updating the DMF to show the state of the Product Family prior to initiation of activities by the Company

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b. Providing a copy of the DMF to OBI that provides evidence and justification the Company can manufacture the Product, and appropriate updates as they are available.
c. Creating a Product History Dossier that stores all information collected on the Product Family by and for the Company
d. On-going maintenance of the DMF per regulatory guidelines.

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ONE Copley Pkwy, Suite 490
Morrisville, NC 27560
main (919) 855-2100
fax (919) 806-4417
oxybiomed.com

Purchase Order

Date	P.O. No.

Vendor	Ship To

Approval #1	Approval #2	Requisition #

SAMPLE

Item	Description	Part/Catalog #	Qty	[illegible]	Rate	Amount

For questions concerning this Purchase Order, please contact:

Total	$0.00

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EXHIBIT I – DRAWING OF APPROVED CONTAINER



EXHIBIT J – SAMPLE CERTIFICATE OF ANALYSIS

[Fluoromed Header/Footer should include name and manufacturing site address]

CERTIFICATE OF ANALYSIS

Material: Perfluoro-(t-butylcyclohexane), High Purity
Part #: APF-150M
Grade: GMP
Lot #: [lot#]
Manufacture Date: [manufacture date]
PO #: [PO #]
Amount Shipped: [amount] kg

Test	Specification	Result
Appearance	Clear colorless liquid, no visible particles	[Conforms / Does Not Conform]
Identity	Conforms to Standard	[Conforms / Does Not Conform]
Perfluoro(t-butylcyclohexane) Content	≥ 96.0 Area%	[Result]
Related Compounds Content [RC 1] [RC 2] --- [RC n] Total Related Compounds	 [Spec 1] [Spec 2] --- [Spec n] [Spec TRC]	 [Result 1] [Result 2] --- [Result n] [Result TRC]
Residual Conjugated Olefins	≤ 1 ppm	[Result]
Residual Free Fluoride	≤ 1 ppm	[Result]
Residual Organic Hydrogen	≤ 10 ppm	[Result]

Lot# [lot#] Disposition: [Released / Failed / Quarantined]

Retest Date: [retest date]

Issued By: ______________________________ ____________
[name] Date
[Quality Unit title]

Version 01

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<u>**EXHIBIT F**</u>

Development Agreement

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DEVELOPMENT AGREEMENT FOR MANUFACTURING OF cGMP FtBu

with

FluoroMed, L.P.

This Agreement, effective as of February 24, 2011 (the *"Effective Date),* is entered by and between Oxygen Biotherapeutics, Inc., having its principal place of business at 2530 Meridian Pkwy, Suite 3078, Durham, North Carolina 27713 USA *("OBI")* and FluoroMed, L.P. with an address at 2350 Double Creek Dr., Round Rock, Texas 78664 *("Company")*

WHEREAS, OBI is developing and owns rights to the therapeutic perfluorocarbon oxygen carrying compound, Oxycyte®, consisting of perfluoro-tert-butylcyclohexane ("FtBu"); and

WHEREAS, Company possesses the expertise to manufacture FtBu and has developed the processes necessary to manufacture FtBu in commercial quantities from chemical raw materials; and

WHEREAS, OBI and Company have entered into a Confidential Disclosure Agreement, dated February 16, 2011 which is attached hereto as Exhibit 1 and incorporated herein by reference; and

WHEREAS, OBI and Company desire to enter into this Agreement to provide for Company to make changes to their manufacturing facility and quality systems in order to provide exclusively for OBI the manufacture and supply of FtBu, at purity levels 96% or higher, that is fully cGMP compliant, as that term is defined below.

THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OBI and Company (each, and, collectively, the *Parties"),* intending to be legally bound, hereby agree as follows:

1. **Definitions.** The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

   1.1. *"Act"* shall mean the current good manufacturing practices (cGMP) as set forth in the Federal Food, API and Cosmetic Act (21 U.S.C. 301), as amended.

   1.2. *"Active Pharmaceutical Ingredient"* or *"API" or "Product"* shall mean the active pharmaceutical ingredient of the Oxycyte compound, specifically FtBu, in bulk form that Company shall manufacture for OBI under a separate agreement.

   1.3. *"Affiliate"* shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock of the other corporation, or: (a) in the absence of the ownership in excess of fifty percent (50%) of the voting stock of the other corporation or in case a non-corporate business entity, if

it possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such corporation or business entity, as applicable.

1.4. *"Applicable Laws"* means all applicable, federal, state and local laws, ordinances, rules and regulations including, without limitation, the Act (as defined herein), cGMP, and the corresponding laws, ordinances, rules and regulations of any other applicable jurisdiction.

1.5. *"Certificate of Compliance"* means, for each Product batch, the form of Company's document: (a) listing the manufacturing date, the unique batch number, and the quantity of Product in such batch, and (b) certifying that such batch was manufactured in accordance with Applicable Laws, including, without limitation, cGMP. The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by OBI for regulatory purposes or Applicable Law.

1.6. *"cGMP"* shall mean the current good manufacturing practices as set forth in 21C.F .R. Part 210 and Part 211, and Part 600 as applicable and the current International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, Guidance for Industry Q7 A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, as amended and revised.

1.7. *"Development Fees"* shall mean all monies due and payable to Company in respect for development activities and services rendered and further detailed in Exhibit 2, entitled Development Project, attached hereto and incorporated herein by reference.

1.8. *"Non-Portable Equipment"* means the Non-Portable Equipment as defined in Exhibit 2 hereof, excluding any Portable Equipment and all renovations made directly to the building structure. Components of the Non-Portable Equipment, such as valves, pumps, agitators and filter housings, shall also be deemed Non-Portable Equipment. Non-Portable Equipment also includes the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment.

1.9. *"Portable Equipment"* means the Portable Equipment as defined in Exhibit 2 hereof, including, without limitation, the related documentation regarding the design, validation, operation, calibration, and maintenance of such equipment. Components of the Portable Equipment, such as valves, pumps, agitators and filter housings, shall also be deemed Portable Equipment.

1.10. *"Qualification"* means establishing documented evidence that a piece of equipment or a manufacturing process operates within predetermined parameters consistently and reproducibly, and that such piece of equipment or manufacturing process is capable of producing Product that consistently meets all applicable quality specifications. Qualification may refer to Installation Qualification (" IQ "), Operational Qualification ("OQ"), and Performance Qualification ("PQ") as those terms have been generally defined by the FDA and the pharmaceutical industry.

2. **Performance.** Company agrees to immediate procurement of all necessary equipment and materials to complete the construction project specified herein under Exhibit 2 prior to entering into subsequent arrangements to manufacture product for OBI. Company shall be responsible for all that is necessary or required to supply the Products, including without limitation all renovation, construction, supervision, administration, coordination, labor and other machinery, equipment, materials, supplies and other goods, licenses, permits, approvals and documents, all in accordance with this Agreement. In addition, Company agrees to begin

development of all required documentation, so as to ensure that production of FtBu will be fully cGMP compliant. Moreover, Company agrees to provide OBI with requested information and reasonable assistance in terms of drafting a new CMC section for regulatory purposes. Furthermore, Company agrees to allow for an independent audit of its facility, including equipment, system and process design, and quality systems and other documentation so as to ensure cGMP compliance.

3. **Terms & Conditions**: Company shall build and renovate the manufacturing facility pursuant to the terms and conditions of this Agreement, more specifically detailed in Exhibit 2. As an integral basis of the bargain hereof, Company agrees that

3.1. it shall perform all of its obligations hereunder in accordance with any timelines provided herein and consistent with the Building Specifications as defined in Exhibit 2.

3.2. after the development runs are completed, it shall not change the manufacturing site, or the materials, process or plant used in the manufacture of the Products following completion of the renovations without first obtaining the written consent of OBI to such change.

3.3. it shall use all equipment installed under this Agreement exclusively for the production of Product for OBI unless it receives written permission from OBI to do so, such permission is at the sole discretion of OBI and any refusal to grant such permission shall be deemed reasonable.

4. **Term.** This Agreement shall commence as of the Effective Date and, unless earlier terminated earlier as provided below, shall expire upon completion of the Development Project in Exhibit 2.

5. **General Termination Rights.** Either party may terminate this Agreement as follows:

5.1. In the event that the other party goes into liquidation, or seeks the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of such party or otherwise, and such procedures are not terminated within ninety (90) days; or

5.2. By giving to the other party sixty (60) days' prior written notice upon the breach of material provision of this Agreement by the other party if the breach is not cured within sixty (60) days after written notice thereof to the party in default.

6. **Effect of Termination**

6.1. **Accrued Payment Obligations.** Upon breach of a material provision of this Agreement by OBI that results in the termination of this Agreement, OBI shall reimburse Company of Company's cost of all supplies and equipment purchased and on hand or on order, to the extent such supplies or equipment cannot be reasonably used by Company for other purposes. Company shall invoice OBI for all amounts due hereunder. Payment shall be made pursuant to Section 7 below.

6.2. **Files and Records.** Upon breach of a material provision of this Agreement by Company that results in the termination of this Agreement, Company shall promptly make available to OBI copies of all Qualification documents and shall store the originals or electronic copies of such documents and records according to cGMPs in accordance with Company's internal quality procedures and all Applicable Laws.

6.3. **Equipment.** Upon breach of a material provision of this Agreement by Company that results in the termination of this Agreement, Company shall ship all Portable Equipment to OBI upon receiving written notice to do so, but only where OBI rendered payment to Company for all equipment to be returned. OBI shall pay all expenses for the removal and shipping of such equipment, but shall not be responsible for any renovations required to the facility following removal of the Portable Equipment.

7. **Payment Schedule.** Total consideration for all facility structural renovations, purchase and installation of equipment and design and implementation of all processes details in Exhibit 2 shall be two hundred sixty-one thousand dollars ($261,000).

7.1. Payments shall be made within thirty days of invoice, invoice to be submitted after the completion of the triggering deliverables, as follows:

Payment Number	Deliverable		Estimated time to Completion	Amount
1	i.	Signature of Agreement	n/a	36,000
2	i. ii. iii. iv. v. vi. vii. viii.	Roof raised 4 feet over production area Walls erected and painted Existing water pipes relocated Electrical systems modified HVAC system installed Master Batch Record (MBR) drafted SOPs for all activities related to cGMP production of FtBu written and approved Specifications for starting materials and in-process samples drafted	2 months from Effective Date	75,000
3	i. ii. iii. iv. v. vi. vii.	Finish applied to floor Washable ceiling grid installed Direct fluorination reactor received and installed IQ/OQ/PQ protocols / documents approved One new distillation unit with controls installed High temperature fluorination reactor with controls installed Slurry adsorption units installed	4 months from Effective Date	75,000

Payment Number	Deliverable	Estimated time to Completion	Amount
4	i. New equipment and production area qualified ii. Necessary changes to existing quality system documents approved iii. Development run(s) finished iv. IQ/OQ/PQ reports written and approved v. MBR and Specifications for starting materials and in-process samples approved	6 months from Effective Date	75,000

7.2. In no event will OBI be responsible for charges arising out of or resulting from any (i) error, omission or mistake of Company or a supplier of Company.

8. **Force Majeure Event**. Subject to the provisions of this Section 8, if supervening events, including, but not limited to, acts of God, acts of the public enemy, terrorist acts, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of natural resources or of energy, or other similar causes that are unforeseeable, beyond the reasonable control of, and without the fault or negligence of the Party so affected (each, a "Force Majeure Event"), occur that render performance by such Party under this Agreement impossible, then such party is excused from whatever performance is rendered impossible by the Force Majeure Event ("Suspension of Performance"); provided that: (i) such Party informs the other Party immediately of such Force Majeure Event; (ii) such Party promptly informs the other party of the length of the expected delay; (iii) such Party takes all reasonable actions to avoid or overcome such Force Majeure Event, to mitigate damages hereunder, and to mitigate the length of any such Suspension of Performance; and (iv) such Party, to the extent it is able, continues to perform its obligations under this Agreement, unless otherwise directed by the other Party. A Party's performance of covenants (i) and (ii) herein are conditions precedent to its Suspension of Performance and covenants (iii) and (iv) herein are conditions precedent to its continued Suspension of Performance. Force Majeure Event does not include inability to perform due to the volume of business at Company, economic hardship, changes in market conditions, or insufficiency of funds.

9. **Assignment**. This Agreement may not be assigned by either Party to any other Party without the prior written consent of the other Party hereto; provided, however, that OBI may assign its rights and obligations hereunder, by written notice to Company, to a successor or transferee (whether by merger, consolidation, purchase or otherwise) of either all, or substantially all, of the assets of OBI. Any purported assignment in violation of this provision shall be void from the beginning.

10. **Severability**. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11. **Entire Agreement.** This Agreement, without limitation), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties (whether written or oral) relating to the subject matter hereof.

12. **Waiver, Modification of Agreement and Remedies**. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances. The rights and remedies provided by this Agreement are cumulative and (unless otherwise provided in this Agreement) are not exclusive of any rights and remedies provided by law.

13. **Governing Law.** This Agreement shall be governed by the laws of the State of North Carolina, without regard to conflicts of laws principles, and the Parties hereby submit to the exclusive jurisdiction of the North Carolina courts, both state and federal.

14. **Notices.** Any notice required or permitted under this Agreement shall be given in writing (i) by (A) delivery in hand or by postage prepaid, United States first class mail with proof of mailing, or (B) registered or certified mail, return receipt requested, or (ii) by recognized national overnight courier service to the address specified below, or at such other address as each Party may specify in writing.

If to OBI:

Oxygen Biotherapeutics, Inc.
Attn: General Counsel
2530 Meridian Parkway
Durham, NC 27713
Fax: 919-806-4417

If to Company

FluoroMed, L.P.
Attn: Tom Bierschenk
2350 Double Creek Dr.
Round Rock, Texas 78664
Fax: 512-255-8298

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as set forth below.

OXYGEN BIOTHERAPEUTICS, INC.

By/Signature: [signature]

Name: Michael Jebsen

Title: Executive VP Finance & Admin.
Chief Financial Officer

FLUOROMED L.P.

By/Signature: [signature]

Name: Thomas R. Biersche[illegible]

Title: Vice President

EXHIBIT 1
CONFIDENTIAL DISCLOSURE AGREEMENT

Oxygen Biotherapeutics

CONFIDENTIAL DISCLOSURE AGREEMENT

THIS AGREEMENT is made and entered into on February 16, 2011 ("Effective Date"), by and between Oxygen Biotherapeutics, Inc., having a place of business at 2530 Meridian Parkway, Suite 3078, Durham, NC 27713 ("OBI"), and FluoroMed, L.P., having a place of business at 2350 Double Creek Dr., Round Rock, Texas 78664 ("FluoroMed") (each individually referred to herein as a "Party" and collectively referred to as the "Parties").

WHEREAS, the Parties may disclose Confidential Information (defined below) for the purpose of enabling the Parties to evaluate the desirability of negotiating a formal agreement with respect to the Confidential Information whether or not patentable ("Purpose"); and

WHEREAS, the Parties desire that their respective Confidential Information be maintained in strict secrecy and confidence.

NOW THEREFORE, in consideration of the forgoing, and of the mutual covenants, promises, and agreements contained herein, the Parties hereby agree as follows:

1. Confidential Information

Confidential Information shall include all data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, financial information, and other information disclosed or submitted, orally, in writing, or by any other media. The Party disclosing or submitting the Confidential Information is the Disclosing Party. The Party Receiving the Information is the Receiving Party. Nothing herein shall require either Party to disclose any information.

2. Receiving Party's Obligations

A. Receiving Party agrees that the Confidential Information is to be considered confidential and proprietary to Disclosing Party and Receiving Party shall hold the same in confidence, shall not use the Confidential Information other than for the purposes of its business with Disclosing Party, and shall disclose it only to its officers, directors, or employees with a specific need to know. Receiving Party will not disclose, publish or otherwise reveal any of the Confidential Information received from Disclosing Party to any other party whatsoever except with the specific prior written authorization of Disclosing Party.

B. Confidential Information furnished in tangible form shall not be duplicated by Receiving Party except for purposes of this Agreement. Upon the request of Disclosing Party, Receiving Party shall return all Confidential Information received in written or tangible form, including copies, or reproductions or other media containing such Confidential Information, within ten (10) days of such request, except one copy which may be archived for the exclusive purposes of ensuring adherence to the obligations contained within this agreement

3. Term

The term of this Agreement shall commence as of the Effective Date and, unless extended by mutual agreement of the Parties, terminate on the date occurring three (3) years from the Effective Date. The obligations of Receiving Party herein shall be effective five (5) years from the date Disclosing Party last discloses any Confidential Information to Receiving Party pursuant to this Agreement. Further, the obligation not to disclose shall not be affected by bankruptcy, receivership, assignment, attachment or seizure procedures, whether initiated by or against Receiving Party, nor by the rejection of any agreement between Disclosing Party and Receiving Party, by a trustee of Receiving Party in bankruptcy, or by the Receiving Party as a debtor-in-possession or the equivalent of any of the foregoing under local law.

4. Other Information

Receiving Party shall have no obligation under this Agreement with respect to Confidential Information which (i) is or becomes publicly available without breach of this Agreement by Receiving Party; (ii) is rightfully received by Receiving Party without obligations of confidentiality; (iii) is developed by Receiving Party independent of any Confidential Information of the other Party, such independent development being performed solely by persons having no access to the other Party's Confidential Information, as evidenced by contemporaneous written evidence of same; or (iv) is required to be disclosed by a court or judicial or governmental authority of competent jurisdiction, by any applicable law, rule or regulation, or by any applicable stock exchange or stock association rule, and in such event, only after the Receiving Party provides prompt written notice to Disclosing Party so as to enable that Party to resist.

5. No License

Nothing contained herein shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information. It is understood and agreed that neither party solicits any change in the organization, business practice, service or products of the other party, and that the disclosure of Confidential Information shall not be construed as evidencing any intent by a party to purchase any products or services of the other party nor as an encouragement to expend funds in development or research efforts. Confidential Information may pertain to prospective or unannounced products. Receiving Party agrees not to use any Confidential Information as a basis upon which to develop or have a third party develop a competing or similar product.

6. No Publicity

Receiving Party agrees not to disclose its participation in this undertaking, the existence or terms and conditions of the Agreement, or the fact that discussions are being held with Disclosing Party.

7. Governing Law and Equitable Relief

A. This Agreement shall be governed and construed in accordance with the laws of the United States and the State of North Carolina and the Parties consent to the exclusive jurisdiction of the state courts and U.S. federal courts located there for any dispute arising out of this Agreement, without reference to choice or conflict of law rules otherwise applicable. The Parties hereby expressly waive any objection to such exclusive jurisdiction.

B. The Parties agree that in the event of any breach or threatened breach by Receiving Party, Disclosing Party may obtain, in addition to any other legal remedies which may be available, such equitable relief as may be necessary to protect Disclosing Party against any such breach or threatened breach.

8. Final Agreement

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

9. No Assignment

Receiving Party may not assign this Agreement or any interest herein without Disclosing Party's express prior written consent.

10. Severability

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

11. No Implied Waiver

Either party's failure to insist in any one or more instances upon strict performance by the other party of any of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OXYGEN BIOTHERAPEUTICS, INC.	FLUOROMED L.P.
By/Signature: [signature]	By/Signature: [signature]
Name: Nancy J.M. Hecox	Name: Thomas R. [illegible]
Title: VP Legal Affairs, General Counsel	Title: Vice President

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EXHIBIT 2
DEVELOPMENT PROJECT

The activities and efforts (the "Project") described within this Agreement specify the deliverables that are required to adequately fulfill the requirements of said Agreement. The following modifications to the physical plant and finalization of the overall Quality system must be completed before any Manufacturing of cGMP Product may begin. Where possible, work related to each of these activities must commence within 30 days of execution of the Agreement.

A) **Structural Renovations (required to meet cGMP production requirements ("Building Specifications"):** $45,000

1) Walls erected and painted
2) Electrical systems modified
3) HVAC system installed
4) Roof raised four (4) feet over production area
5) Existing water pipes relocated
6) Finish applied to floor
7) Install washable ceiling grid

B) **Portable Equipment Purchased and Installed**:

1) Direct Fluorination Unit with Solvent Recovery Distillation Unit: $55,000
2) High Temperature Fluorination Reactor with Controls: $30,000
3) Distillation Unit with Controls (capacity of approximately 60 kg/month): $45,000
4) Slurry Absorption Unit: $7,000

C) **Qualification of new equipment and production area:** $17,000

D) **Document Preparation:** $62,000 (Excludes Validation Protocol and Validation Report)

1) Prepare Batch Records for each step
2) Prepare Standard Operating Procedures for each step
3) Prepare Specifications for starting material and in-process material
4) Prepare IQ, OQ and PQ Documents
5) Write IQ, OQ and PQ Report
6) Make necessary changes to existing Quality System Documents to reflect the addition of the new cGMP production area and product (i.e, update electrical SOP, HVAC SOP, Master Equipment List, Blue Prints, Personnel Flow Diagram, Materials Flow Diagram, the General Production Procedures, Room/Area use Records, Prepare SOP for Reprocessing and Reworking Product, etc.)